As filed with the Securities and Exchange Commission on January 21, 2000
                                             Registration No.: 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                -----------------

                                NETGATEWAY, INC.

             (Exact name of registrant as specified in its charter)

                                    Delaware

                  (State or other jurisdiction of organization)

                                   87-0591719
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                            300 Oceangate, 5TH Floor
                          Long Beach, California 90802
                               Phone: 582-308-0010
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                NETGATEWAY, INC.
           1998 STOCK COMPENSATION PROGRAM; 1998 STOCK OPTION PLAN FOR
                  SENIOR EXECUTIVES; 1999 STOCK OPTION PLAN FOR
             NON-EXECUTIVES; EXECUTIVE OFFICER COMMON STOCK GRANTS;
                    DIRECTOR WARRANTS AND CONSULTANT WARRANTS
--------------------------------------------------------------------------------
                            (Full title of the plan)

                              Craig S. Gatarz, Esq.
                                 General Counsel
                            300 Oceangate, 5TH Floor
                          Long Beach, California 90802
                               Phone: 582-308-0010
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:
                             C. Thomas Hopkins, Esq.
                               Nida & Maloney, LLP
                               800 Anacapa Street
                         Santa Barbara, California 93101

====================================================================================================================
                                        CALCULATION OF REGISTRATION FEE
====================================================================================================================

                                                                           Proposed Maximum
                              Amount of            Proposed Maximum            Aggregate               Amount
 Title of Securities         Shares to be         Offering Price per        Offering Price        of Registration
   to be Registered         Registered(1)              Share(s)                                         Fee
-----------------------    -----------------     ----------------------    ------------------    -------------------

Common Stock, par            5,000,000(2)               $10.437             $52,185,000(9)            $13,777
  value $.001 per
  share

Common Stock, par            2,000,000(3)               $10.437             $20,874,000(9)            $ 5,511
  value $.001 per
  share

Common Stock, par            1,000,000(4)               $10.437             $10,437,000(9)            $ 2,755
  value $.001 per
  share

Common Stock, par            1,200,000(5)                $7.00              $8,400,000(10)             $2,218
  value $.001 per
  share

Common Stock, par             500,000(6)                 $6.75              $3,375,000(10)              $891
  value $.001 per
  share

Common Stock, par             174,502(7)                 $7.00              $1,221,514(10)              $323
  value $.001 per
  share

Common Stock, par              2,500(8)                 $ 6.00               $ 15,000(10)               $ 4
  value $.001 per
  share

Total:                        9,877,002                                                               $25,479

=====================================================================================================================

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares as may be required by reason of any stock dividend, recapitalization, stock split, reorganization, merger, consolidation, combination or exchange of shares or other similar change affecting the stock.
(2) Includes 5,000,000 shares of common stock reserved under the Registrant's 1998 Stock Option Plan for Senior Executives.
(3) Includes 2,000,000 shares of common stock reserved under the Registrant's 1999 Stock Option Plan for Non-Executives.
(4) Includes 1,000,000 shares of common stock reserved under the Registrant's 1998 Stock Compensation Program.
(5) Includes 400,000 shares of common stock issued to each of Keith D. Freadhoff, Donald M. Corliss, Jr. and David Bassett-Parkins.
(6)  Includes 500,000 shares of common stock issued to Roy W. Camblin III.
(7)  Includes  43,549  shares of  common  stock  issued  to Keith D.  Freadhoff;
     includes 43,651 shares of common stock issued to R. Scott Beebe; and includes 87,302 shares of common stock issued to Ronald Spire.
(8) Includes a warrant to purchase up to 2,500 shares of common stock granted to April Reitman.
(9) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low reported sale prices of a share of common stock of Netgateway on January 20, 2000 as reported by The Nasdaq Stock Market, Inc.
(10) Estimated based upon the exercise price of the common stock and warrant when issued or granted.

                                EXPLANATORY NOTE

     The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the exercise of options which have been granted under the Netgateway, Inc.'s 1998 Stock Compensation Program; 1998 Stock Option Plan For Senior Executives; 1999 Stock Option Plan For Non-Executives and individual common stock grants or warrants issued to directors, officers, employees and consultants of Netgateway.

                                   PROSPECTUS

                                NETGATEWAY, INC.

                        9,877,002 SHARES OF COMMON STOCK

                             issued pursuant to the

                                NETGATEWAY, INC.
           1998 STOCK COMPENSATION PROGRAM; 1998 STOCK OPTION PLAN FOR
                  SENIOR EXECUTIVES; 1999 STOCK OPTION PLAN FOR
             NON-EXECUTIVES; EXECUTIVE OFFICER COMMON STOCK GRANTS;
                  DIRECTORS WARRANTS AND CONSULTANT WARRANTS


     This prospectus relates to the reoffer and resale of a total of 9,877,002 shares of our common stock, $.001 par value, which has been acquired under our Netgateway, Inc. 1998 Stock Compensation Program; 1998 Stock Option Plan For Senior Executives; 1999 Stock Option Plan For Non-Executives; Executive Officer Common Stock Grants and individual common stock or warrants granted to certain of our directors, officers, employees or consultants. The shares of common stock acquired under the plans or individually may be offered from time to time by the selling stockholders named or described in this prospectus. The shares may be offered through brokers and dealers to be selected by the selling stockholders, and through public or private transactions, on or off the Nasdaq National Market System, pursuant to this registration statement or pursuant to Rule 144, in negotiated transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear certain expenses, including the fees and costs of preparing, filing and keeping effective this registration statement (other than selling commissions and fees and expenses of counsel and other advisors to the selling stockholders) in connection with the registration of the shares.

     Through November 17, 1999, our common stock traded on the OTC Bulletin Board under the symbol "NGWY." Commencing on November 18, 1999, our common stock has been quoted on the Nasdaq National Market under the symbol "NGWY."

                                 --------------

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

                                 --------------

     The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.







                The date of this prospectus is January 21, 2000.

                                TABLE OF CONTENTS

                                                                    Page

      Available Information.......................................    2
      Information Incorporated by Reference.......................    2
      Risk Factors................................................    3
      Use of Proceeds.............................................   16
      The Selling Stockholders....................................   16
      Plan of Distribution........................................   18
      Legal Matters...............................................   18
      Experts.....................................................   18


                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file all required reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, "http://www.sec.gov".

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by us with the Commission are incorporated by reference in this prospectus:

          (1) The Company's Prospectus filed pursuant to Rule 424(b)(4) on November 19, 1999 (File No. 333-79751); and

          (2) The description of the common stock contained in the Company's Registration Statement on Form 8-A filed November 4, 1999 (File No. 000-27941).

     The  above-listed  documents  are on  file  with  the  Commission  and  are incorporated in this prospectus by reference and made a part hereof. All documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the common stock under this prospectus shall be deemed to be incorporated by reference into this registration statement. Any statement contained in this prospectus, any prospectus supplement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded. We will cause to be furnished without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a complete copy of the above referenced documents or other documents filed under the Exchange Act (except for exhibits, unless they are specifically incorporated by reference into those documents). Requests should be addressed to: Netgateway, Inc., 300 Oceangate, 5th Floor, Long Beach, California 90802, phone number (582) 308-0010,
Attention: Craig S. Gatarz, Esq.

                                  RISK FACTORS

     This prospectus contains forward-looking statements and information relating to Netgateway. We intend to identify forward-looking statements in this prospectus by using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," "estimates," "predicts," "potential," "continue," or similar terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause such a difference include those which we discuss in this Risk Factors section of this prospectus.

     An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, before you decide to buy our common stock.

                          RISKS SPECIFIC TO NETGATEWAY

We have had a deficit in stockholder's equity; We anticipate future losses

     We have incurred substantial losses since our inception and we anticipate continuing to incur substantial losses for the foreseeable future. As of June 30, 1999 and September 30, 1999, we had a working capital (deficit) of $(1,545,420) and $(3,042,769), respectively, and shareholders' equity (deficit) of $545,291 and $(867,106) at June 30, 1999 and September 30, 1999,
respectively. Additional information about these financial results are contained in our financial statements and the related notes. We generated revenues of $143,426 for the year ended June 30, 1999 and $212,733 during the three months ended September 30, 1999. For the year ended June 30, 1999 and the three months ended September 30, 1999, we incurred net losses of $(10,487,016) and $(3,832,055), respectively. We may never achieve profitability. In addition, during the year ended June 30, 1999 and the three months ended September 30,
1999, we recorded negative cash flows from operations of $(4,552,912) and $(2,156,738), respectively. To succeed, we must leverage our existing relationships and develop new relationships to substantially increase our revenue derived from more comprehensive electronic commerce services. We have expended and will continue to expend significant resources to build our internal systems, to grow our infrastructure, to add additional participating companies and employees, and to establish access to the ICC platform for participating companies, directly and as resellers. These development expenses must be incurred well in advance of the recognition of revenue. Under generally accepted accounting principles during our fiscal year ended June 30, 1999 and the three months ended September 30, 1999, we recognized revenue only upon completion of a customer transaction through the ICC. This required the realization of expenses in advance of associated related revenue. Our performance will depend in large part upon our ability to estimate accurately these resource requirements and the revenues generated by customers engaging in the transactions through the ICC. To date, the volume of our transactions has been limited, and, accordingly, the revenue recognized has been minimal. We intend to continue to invest heavily in acquisitions, infrastructure, development, and marketing. As result, we may not be able to achieve or sustain profitability.

Our auditors have qualified their report on our financial statements with respect to our ability to continue as a going concern

     The report of KPMG LLP, our independent auditors, with respect to our financial statements and the related notes, indicate that, at the date of their report, we were a development stage company, had generated minimal revenues since inception, and were continuing to incur losses. Accordingly, our auditors qualified their report to indicate that these matters raise substantial doubt, at that date, about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty.

Because we have been in business for a short period of time, there is limited information upon which investors can evaluate our business

         We began our operations in March 1998 and are currently a development stage company. Consequently, we have a very limited operating history upon which investors may base an evaluation of our business and determine our prospects for achieving our intended business objectives. Although we have recently entered into agreements with electronic commerce resellers providing us with access to more than eight million potential clients, we are currently providing electronic commerce transaction processing services to only approximately 1,600 clients. We are prone to all of the risks inherent to the establishment of any new business venture, including unforeseen changes in our business plan. For example, in June 1998, we changed our business plan to the development of technology to enable businesses and other organizations to engage in electronic commerce, whereas our prior efforts focused on the licensing and distribution of software support materials for the governmental and educational markets. Investors should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks, and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as electronic commerce. To address these risks, we must, among other things,

          o    maintain and increase our client base,

          o implement and successfully execute our business and marketing strategy,

          o continue to develop and upgrade our technology and transaction processing systems,

          o    continually   update  and  improve  our  service   offerings  and
               features,

          o    provide superior customer service,

          o    respond to industry and competitive developments, and

          o    attract, retain, and motivate qualified personnel.

     We may not be successful in addressing these risks. If we are unable to do so, our business prospects, financial condition, and results of operations would be adversely affected.

Fluctuations in our operating results may affect our stock price

     As a result of our limited operating history and the emerging nature of the markets in which we compete, we believe that our operating results may fluctuate substantially/significantly. Because of this, quarter-to-quarter comparisons of our results of operations may not be meaningful. If, in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be negatively affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

          o    our ability to retain  existing  clients and electronic  commerce
               resellers,   to  attract  new  clients  and  electronic  commerce
               resellers at a steady rate, and to maintain client satisfaction;

          o our ability to motivate our existing clients, and the ability of certain of our clients to motivate their customers, to begin to conduct certain portions of their business on the Internet;

          o    the ability of our resellers to resell our StoresOnline services;

          o the announcement or introduction of new services and products by us and our competitors;

          o    price competition or higher prices in the industry;

          o pricing of hardware and software required for the transaction of electronic commerce;

          o the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting commerce;

          o our ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

          o our ability to attract, train, and retain skilled management, strategic, technical, and creative professionals;

          o    technical difficulties, system downtime, or Internet brownouts;

          o the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;

          o unanticipated technical, legal, and regulatory difficulties with respect to use of the Internet; and

          o general economic conditions and economic conditions specific to Internet technology usage and electronic commerce.

Our marketing strategy has not been tested and may not result in success

     We have conducted some of our marketing efforts directly and have relied substantially upon the marketing efforts of the electronic commerce resellers with which we have contracts or strategic relationships. All of our marketing efforts, including our marketing through these resellers, have been largely untested in the marketplace, and may not result in sales of our products and services. To penetrate our target market, we will have to exert significant efforts to create awareness of, and demand for, our products and services. With respect to our marketing efforts conducted directly, we intend to continue to do the following:

          o    advertise on the Internet;

          o    advertise on television in selected markets;

          o    direct mail;

          o    conduct targeted e-mail campaigns;

          o advertise in technology, financial, and business publications having wide readership; and

          o    expand our sales staff.

     With respect to our marketing efforts conducted through resellers, we have commenced and intend to continue to do the following:

          o create a group within our sales staff trained to assist resellers in marketing our products and services to their customers, members, employees, and relationships;

          o    create  branded   promotional   brochures  and  other   marketing
               materials to inform resellers and their constituencies as to our products and services, and

          o    advertise in trade publications in strategic industries.

     Our failure to further develop our marketing capabilities and successfully market our products and services could adversely affect us.

If we are unable to upgrade our infrastructure, we may be unable to process an increased volume of transactions

     A key element of our strategy is to provide on a cost-effective basis the means by which our clients can generate a high volume of electronic commerce transactions through the use of our hardware and software infrastructure. If the volume of transactions through our infrastructure substantially increases, we will have to expand and further upgrade our technology, transaction processing systems, and hardware and software infrastructure to accommodate these increases or our systems may suffer from

          o    unanticipated system disruptions,

          o    slower response times,

          o    degradation in levels of customer service,

          o    impaired quality and speed of transaction processing, and

          o    delays in reporting accurate financial information.

     We may be unable to effectively upgrade and expand our hardware and software infrastructure or to integrate smoothly any newly developed or purchased software with our existing systems.

We rely on internally developed systems which are inefficient, which may put us at a competitive disadvantage

     We use an internally developed system for a portion of our transaction processing software, as well as the software required to interconnect our clients' systems with our own. As we developed these systems primarily to support the rapid growth of transaction submission volume and customer service and less on traditional accounting, control, and reporting, these systems are inefficient and require a significant amount of manual effort to prepare information for financial and accounting reporting. This type of manual effort is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our transaction processing systems and to integrate newly-developed and purchased software with our existing systems in order to improve the efficiency of our reporting methods and support increased transaction volume. However, we are unable to predict whether these upgrades will improve our competitive position.

If we change our revenue recognition principles, our results of operations for prior periods may change

     We currently recognize revenues using the completed contract method. We intend to consider using the percentage of completion method to recognize revenues when we meet the criteria necessary to use that method. Under the completed contract method, revenue is recognized upon completion or substantial completion of the contract. Under the percentage of completion method, revenue is recognized on a pro rata basis as work progresses on the contract, and percentage of completion is determined on the basis of cost incurred to total estimated costs. Under the percentage of completion method, in the period in which one determines that a loss will result from a performance of a contract, the entire amount of the estimated loss is recognized. In the event that we make this change, we will be required to restate comparative prior periods. We cannot guarantee that any amendments to our financial statements as a result of this change will not be material.

Our management owns a substantial portion of our common stock, investors may have difficulty obtaining the necessary stockholder vote for corporate actions contrary to the wishes of management

     At January 20, 2000, our current directors and executive officers together beneficially own approximately 4,677,302 shares or approximately 27% of the outstanding shares of our common stock. As a result of their stock ownership:

          o    our  current   officers  and   directors   have  the  ability  to
               substantially influence the outcome of all matters on which stockholders are entitled to vote, including the elections of our directors and the approval of significant corporate transactions; and

          o investors may have difficulty obtaining the necessary stockholder vote required for corporate actions contrary to the wishes of management.

Our management team is relatively new; Many of our employees have recently joined us and must be integrated into our operations

     From our inception on March 4, 1998 to June 30, 1998, during the year ended June 30, 1999, during the three months ended September 30, 1999 and during the three months ended December 31, 1999, we expanded from seven to 16 employees, from 16 to 68 employees, from 68 to 101 employees and from 101 to 125 employees, respectively. Some of our officers have no prior senior management experience in public companies and have only recently joined us. Our new employees include a number of key managerial, technical, financial, marketing, and operations personnel who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the near future. Our failure to fully integrate our new employees into our operations would adversely affect us.

We have limited human resources; We need to attract and retain highly skilled personnel; We may be unable to effectively manage our growth with our limited resources

     We expect that the expansion of our business will place a significant strain on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train, and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management, creative, technical, and sales personnel. Competition is intense for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, we will be adversely affected.

We depend upon our senior management and their loss or unavailability could put us at a competitive disadvantage

     Our success depends largely on the skills of certain key management and technical personnel. The loss or unavailability of any of these individuals for any significant period of time could adversely affect us. We have obtained, own, and are the sole beneficiary of, key-person life insurance in the amount of $1,000,000 on the life of Keith D. Freadhoff, our Chairman of the Board of Directors. We may not be able to replace this key individual in the event his services become unavailable.

As our chairman of the board of directors has pledged his stock, we may experience a change of control

     Keith D. Freadhoff, our Chairman of the Board of Directors, has pledged 825,000 shares of our common stock held by him as security for his personal financial obligations, which, at the date of this prospectus, are approximately $1,100,000. These financial obligations are due on demand. If Mr. Freadhoff defaults on these obligations, Mr. Freadhoff may lose ownership of these shares, including the right to vote these shares, which could result in a change of control of Netgateway and could adversely affect us.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others

     Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our services and technologies, including our proprietary software and the proprietary software of others with which we have entered into software licensing agreements. Although we have one patent application pending, we hold no patents and rely on a combination of trade secrets and copyright laws, nondisclosure, and other contractual agreements and technical measures to protect our rights in our technological know-how and proprietary services. We depend upon confidentiality agreements with our officers, directors, employees, consultants, and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop know-how and services similar to ours, otherwise avoid our confidentiality agreements, or produce patents and copyrights that would adversely affect us. We believe that our services are not subject to any infringement actions based upon the patents or copyrights of any third parties; however, our know-how and technology may in the future be found to infringe upon the rights of others. Others may assert infringement claims against us, and if we should be found to infringe upon their patents or copyrights, or otherwise impermissibly utilize their intellectual property, our ability to continue to use our technology could be materially restricted or prohibited. If this event occurs, we may be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements, or redesign our products and services so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Licenses or royalty agreements required in order for us to use this technology may not be available on terms acceptable to us, or at all. These claims could result in litigation, which could adversely affect us.

We may be held liable for online content provided by third parties

     We may face potential liability for defamation, negligence, copyright, patent, or trademark infringement and other claims based on the nature and content of the materials that appear on storefronts and Web pages that utilize our services. Claims of this type have been brought, and sometimes successfully pursued, against online services. Although we carry general liability insurance, our insurance may not cover all claims or may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of our insurance coverage, could adversely affect us.

We cannot predict our future capital needs and we may not be able to secure additional financing

     Because we cannot predict our future capital needs or be assured of securing additional financing when it may be needed, our financial resources may not be sufficient to satisfy our capital requirements for the next 18 months. In addition, we may need to raise significant additional funds in order to support our growth, develop new or enhanced services and products, respond to competitive pressures, acquire or invest in complementary or competitive businesses or technologies, or take advantage of unanticipated opportunities. If our financial resources are insufficient and, in any case, after this 18-month period, we will require additional financing in order to meet our plans for expansion. We cannot be sure that this additional financing, if needed, will be available on acceptable terms or at all. Furthermore, any additional debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to business matters. If additional funds are raised through the issuance of equity securities, the percentage ownership of our existing stockholders will be reduced, our stockholders may experience additional dilution in net book value per share, and those equity securities may have rights, preferences, or privileges senior to those of our existing stockholders. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance our services and products, take advantage of future opportunities, repay debt obligations as they become due, or respond to competitive pressures, any of which would have a material adverse effect on our business, prospects, financial condition, and results of operations.

Because we will not pay cash dividends, investors may have to sell their shares in order to realize their investment

     We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements into which we may enter with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the board of directors decides are relevant. As a result, investors may have to sell their shares of common stock to realize their investment.

Because we depend upon a single site for our computer and communications systems, we are more vulnerable to the effects of natural disasters, computer viruses, and similar disruptions

         Our ability to successfully process transactions and provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our proprietary and licensed software resides solely on our servers, all of which, as well as all of our communications hardware, are located in a monitored server facility in Irvine, California. Our systems and operations are in a secured facility with hospital-grade electrical power, redundant telecommunications connections to the Internet backbone, uninterruptible power supplies, and generator back-up power facilities. In addition, we maintain redundant systems for backup and disaster recovery. Despite these safeguards, we remain vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake, and similar events. In addition, we do not, and may not in the future, carry sufficient business interruption insurance to compensate us for losses that may occur. Despite our implementation of Internet security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could lead to interruptions, delays, loss of data, or the inability to process client transactions. The occurrence of any of these events could adversely affect us.

Users may confuse other companies' domain names with our own

     We have registered with the InterNIC registration service the Internet domain names:

                   netgateway.net                    Clevelandstores.com                cablenetmall.com
                   netgateway.org,                   Clevelande-mall.com                  citdmall.com
                storesonlinemall.com                  Clevelandemall.com              northshorestores.com
                federalbuyersmall.com                Cleveland-emall.com                  otimall.com
                     solint.net                           E-Cart.com                   showcasestores.com
               frontiervisionmall.com                 cablecommerce.net                 cconnections.com
                    opentrade.net                     mikesofamerica.com                 openemail.net
               communicationsgroup.com                   golfmate.com                     dgenesis.com
                    afisteaks.com                       eknowledge.net                    citdmall.com
                northshorestores.com                    quickgrill.com                 getitnashville.com
                 wirelessonemall.com                   storesonline.com                shoptwincities.com

     We have registered with InterNIC.com the Internet domain names:

               o    millenniumemall.com; and
               o    millenniumemall.net.

     However, there are other substantially similar domain names which are registered by companies which may compete with us, which may cause potential users and advertisers to confuse our domain name with other similar domain names. In addition, new domains may be added in the future, allowing combinations and similar domain names that may be confusingly similar to our own. If that confusion occurs,

               o    we may inadvertently lose business to a competitor,

               o we may have to adjust our advertising rates and service fees accordingly, or

               o some users of our services may have negative experiences with other companies on their Web sites that those users erroneously associate with us.

Some provisions of our certificate of incorporation and by-laws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a premium to the then market price

     Some of the provisions of our certificate of incorporation and our by-laws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium to the then market price. Our by-laws contain provisions that regulate the introduction of business at annual meetings of our stockholders by other than the board of directors. These provisions may have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of Netgateway or a change in control of Netgateway. In addition, our certificate of incorporation authorizes the board of directors to issue up to 4,000,000 shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion, and redemption rights, and sinking fund provisions. No shares of preferred stock are currently outstanding, and we have no present plans for the issuance of any preferred stock. However, the issuance of any preferred stock could adversely affect the rights of holders of our common stock, and, therefore, could reduce its value. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party. The ability of the board of directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of us or a change in our control, thereby preserving our control by the current stockholders.

                         RISKS SPECIFIC TO OUR INDUSTRY

Internet security poses risks to our entire business

     The processing of electronic commerce transactions by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the consumer, the merchant, or both, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition, and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit information and proprietary consumer information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations, as well as the operations of the merchant. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. Concerns over the security of the Internet and other electronic transactions and the privacy of consumers and merchants may also inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may adversely affect us.

We will only be able to execute our business plan if electronic commerce continues to grow

     Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by merchants and consumers. If use of the Internet and other online services does not continue to grow or grows more slowly than we expect, if the infrastructure for the Internet and other online services does not effectively support the growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, we could be adversely affected. Rapid growth in the use of, and interest in, the Internet, the Web, and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few services and products have generated profits. For us to be successful, consumers of both retail and business to business services must be willing to accept and use novel and cost efficient ways of conducting business and exchanging information.

     In addition, the public in general may not accept the Internet and other online services as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online retail and business to business services continue to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, the infrastructure for the Internet and online services may be unable to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Significant issues concerning the commercial use of the Internet and online services technologies, including security, reliability, cost, ease of use, and quality of service, remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. Changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and our product and services in particular.

We may not be able to adapt as the Internet, electronic commerce, the electronic commerce services industry, and customers demands continue to evolve

     Our failure to respond in a timely manner to changing market conditions or client requirements would have an adverse effect on us. The Internet, the electronic commerce, and the electronic commerce services industry are characterized by:

               o    rapid technological change;

               o    changes in user and customer requirements and preferences;

               o frequent new product and service introductions embodying new technologies; and

               o    the emergence of new industry  standards and practices  that
                    could  render   proprietary   technology  and  hardware  and
                    software infrastructure obsolete.

     Our success will depend, in part, on our ability to:

               o enhance and improve the responsiveness and functionality of our online transaction processing services;

               o license or develop technologies useful in our business on a timely basis;

               o    enhance our existing services;

               o    develop  new  services  and  technology   that  address  the
                    increasingly   sophisticated   and   varied   needs  of  our
                    prospective or current customers; and

               o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

We may not be able to compete effectively in our industry

     While the market for electronic commerce services is relatively new, it is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes, which could adversely affect us. We compete on the basis of a number of factors, including the attractiveness of the electronic commerce services offered, the breadth and quality of these services, creative design and systems engineering expertise, pricing, technological innovation, and understanding clients' strategies and needs. A number of these factors are beyond our control. Existing or future competitors may develop or offer electronic commerce services that provide significant technological, creative, performance, price, or other advantages over the services offered by us.

     Our competitors can be divided into several groups:

               o    large systems integrators;

               o    Internet service providers and portals;

               o    large information technology consulting services providers;

               o    computer hardware and service vendors; and

               o    strategic consulting firms.

     We also may compete with telecommunications companies. Although most of these types of competitors to date have not offered a full range of Internet professional services, many are currently offering these services or have announced their intention to do so. These competitors at any time could elect to focus additional resources in our target markets, which could materially adversely affect our business, prospects, financial condition, and results of operations. Many of our current and potential competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than we do. Competitors that have established relationships with large companies, but have limited expertise in providing Internet solutions, may nonetheless be able to successfully use their client relationships to enter our target market or prevent our penetration into their client accounts. We believe that our primary competitors currently include, Broadvision, Open Market, Commerce One, Ariba, VerticalNet, Intel, Microsoft, AT&T, Intershop, MCI Worldcom, Yahoo! Stores, ICAT, GE Information Services, IBM, and smaller Internet services providers.

     Additionally, in pursuing acquisition opportunities we may compete with other companies with similar growth strategies, some of which may be larger and have greater financial and other resources than we have. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

     There are relatively low barriers to entry in our business. Although we have one patent application pending at this time, we have no patented, and only a limited amount of other proprietary, technology that would preclude or inhibit competitors from entering the electronic commerce services market. Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide electronic commerce services are relatively low. Therefore, we expect that we will continually face additional competition from new entrants into the market in the future, and we are subject to the risk that our employees may leave us and may start competing businesses. The emergence of these enterprises could adversely affect us.

Regulatory and legal uncertainties could harm our business

     We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to electronic commerce. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could adversely affect us. Due to the increasing popularity and use of the Internet and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as taxation, user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on Electronic Commerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws to impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations upon the recommendation of this Advisory Committee or otherwise may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on us. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively.

                         RISKS SPECIFIC TO THIS OFFERING

The market price of our securities may be volatile, and we must satisfy the applicable requirements for our common stock to continue to trade on the Nasdaq National Market

     Our common stock is quoted on the Nasdaq National Market. From time to time, the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts expectations, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could adversely affect us.

     Under the currently effective criteria for continued listing of securities on the Nasdaq National Market, a company must maintain $50 million in market value, a minimum bid price of $5.00, and a public float of at least $15 million. If we cannot maintain the standards for continued listing, our common stock could be subject to delisting from the Nasdaq National Market. Trading, if any, in our common stock would then be conducted in either the Nasdaq SmallCap Market or in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our shares.

Significant   additional  dilution  if  outstanding  options  and  warrants  are exercised

     As of the date of this prospectus, we have outstanding stock options to purchase approximately 2,665,060 shares of common stock and warrants and convertible or exchangeable securities to purchase approximately 1,651,260 million shares of common stock, some of which have exercise prices significantly below the current price of our common stock. To the extent those options or warrants are exercised, there will be dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

Future sales of common stock by our existing stockholders could adversely affect our stock price

     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. On the date of this prospectus, we will have outstanding 16,947,364 shares of common stock. Of these shares, an aggregate of 5,998,799 (which number does not include any of the securities being registered pursuant to this registration statement) are freely tradable. With respect to the securities being registered under this registration statement, our directors, officers and certain employees and former employees who hold together in excess of 2,000,000 shares or options have entered or will enter into lock-up agreements by which they have agreed that they will not sell, directly or indirectly, more than ten percent (10%), per calendar quarter (on cumulative basis), of the shares held by them of any of our common stock or any security or other instrument which by its terms is convertible into, or exchangeable for, shares of our common stock, without our prior written consent. This lock-up will not apply to certain senior executives solely to the extent necessary to enable those executives to meet income tax obligations for the 1999 tax year incurred directly as a result of the issuance of those securities by us. We will endeavor to obtain lock-up agreements from other employees although there can be no assurances that we will be successful in doing so.

                                 USE OF PROCEEDS

     Netgateway will not receive any of the proceeds from the sale of the shares offered by this prospectus. All net proceeds from the sale by selling stockholders of common stock offered in this prospectus will go to the selling stockholders or their pledgees, donees, transferees, or other successors in interest.

                            THE SELLING STOCKHOLDERS

     The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by selling stockholders who have acquired shares pursuant to the exercise of options granted under our 1998 Stock Compensation Program; 1998 Stock Option Plan For Senior Executives and 1999 Stock Option Plan For Non-Executives and/or individual common stock or warrants granted to employees or consultants of Netgateway. The selling stockholders named below may resell all, a portion or none of the relevant shares at any time. However, a stockholder who sells shares pursuant to this prospectus must comply with Rule 144(e) under the Securities Act, which limits the number of shares that may be sold by any stockholder during any three month period.

     The table below sets forth, with respect to each selling stockholder or group of selling stockholders and based upon the information available to us as of January 20, 2000: (a) the selling stockholders' relationship, if any, with us within the past three years; (b) the number of shares of common stock beneficially owned by those selling stockholders prior to this offering; (c) the number of securities which may be offered pursuant to this prospectus; and (d) the amount and percentage of our common stock that would be owned by each selling stockholder after completion of this offering. In addition to the shares of our common stock that are made available for resale pursuant to this prospectus, various selling stockholders hold options to purchase additional common stock from us. We cannot assure that any of the selling stockholders will sell any or all of the shares of common stock to which this prospectus relates. In the event that any selling stockholder sells all of the shares set forth below without exercising more options for shares of our common stock or otherwise acquiring shares of our common stock, that selling stockholder will no longer hold shares of our common stock.

                                                             Shares that may be        Shares of Common
                                                            issued upon exercise     Stock that may be sold
Selling Stockholder            Relationship to Company         of the options        under this prospectus
-------------------            -----------------------      ------------------       ---------------------
Holders of shares of Common    Senior executives of the
Stock of the Company issued    Company and its
pursuant to the 1998 Stock     subsidiaries and affiliates
Option Plan for Senior         (including officers)              5,000,000                  5,000,000
Executives

Holders of shares of Common    Employees (including              2,000,000                  2,000,000
Stock of the Company issued    officers), consultants or
pursuant to the 1999 Stock     directors of the Company
Option Plan for                and its subsidiaries and
Non-Executives                 affiliates

Holder of shares of Common     Employees, officers,              1,000,000                  1,000,000
Stock of the Company issued    directors and independent
pursuant to the 1998 Stock     contractors of the Company
Compensation Program           or its subsidiaries


                                                                                             Shares to be Beneficially Owned
                                                Shares Beneficially    Shares of Common     upon completion of offering(1)(2)
                         Relationship              Owned prior        Stock offered under   ---------------------------------
Selling Stockholder       to Company             to the offering        this prospectus         Number              Percent
------------------     ----------------        ---------------------  --------------------  ------------           ----------

Keith D. Freadhoff     Chairman of the               2,051,049             400,000            1,607,500                12%
                       Board of Directors

Donald M. Corliss      President and Director          552,000             400,000              152,000                3.3%

David Bassett-Parkins  Chief Operating Officer,        584,000             400,000              184,000                3.4%
                       Chief Financial Officer
                       and Director

Roy W. Camblin         Chief Executive Officer         700,000             500,000              200,000                4.1%
                       and Director

Keith D. Freadhoff     Chairman of the Board of      2,051,049              43,549            1,607,500                 12%
                       Directors

R. Scott Beebe         Director                        797,951              43,651              754,300                4.7%

Ronald Spire           Director                         87,302              87,302                  0                    *

April Reitman          Consultant                        2,500(1)            2,500(1)               0                    *

-----------
*Less than one  percent
(1)  Assumes that the warrant to acquire shares is exercisable within 60 days.
(2) Assumes that the outstanding warrant is exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold by the selling stockholders from time to time, on the Nasdaq National Market System on terms to be determined by the selling stockholders at the time of sale. The selling stockholders may also make private sales directly or through a broker or brokers. Alternatively, the selling stockholders may from time to time offer shares to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions. That compensation, which may be in excess of ordinary brokerage commissions, may be paid by the selling stockholders and/or the purchasers of the shares offered by this prospectus for whom such underwriters, dealers or agents may act. The selling stockholders and any dealers or agents that participate in the distribution of the shares offered by this prospectus may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of the shares offered by this prospectus by them and any discounts, commissions or concessions received by those dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the selling stockholders from sales of the shares offered by the selling stockholders will be the purchase price of the common stock less any broker's commissions.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock for a period of one business day prior to the commencement of that distribution. Without limiting this, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, which may limit the timing of purchases and sales of our common stock by the selling stockholders.

     In addition to the shares sold under this prospectus, a selling stockholder may, at the same time, sell any shares of common stock, including the shares to be offered through this prospectus, owned by him or her in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether those shares are covered by this prospectus.

     There is no assurance that any of the selling stockholders will sell any or all of the common stock offered by this prospectus.

     We will pay all expenses in connection with this offering other than commissions and discounts of underwriters, dealers or agents. All selling and other expenses incurred by a selling stockholder will be borne by that selling stockholder.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Nida & Maloney, LLP, Santa Barbara, California.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from our registration statement No. 333-79751 on Form S-1 filed June 1, 1999, as amended, have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                                     PART I.

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Securities and Exchange Commission as part of this Registration Statement.

                                    PART II.

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of documents by reference.

     The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the "Commission") are by this reference incorporated in and made a part of this Registration Statement:

          (1) The Registrant's Prospectus filed pursuant to Rule 424(b)(4) on November 19, 1999 (File No. 333-79751); and

          (2) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A filed November 4, 1999 (File No. 000-27941).

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus that is part hereof from the date of filing of such documents.

Item 4.   Description of securities.

     Not applicable.

Item 5.   Interests of named experts and counsel.

     The validity of the common stock has been passed upon for the Registrant by Nida & Maloney, LLP, Santa Barbara, California. Nida & Maloney, LLP owns 15,000 shares of common stock of the Registrant.

Item 6.  Indemnification of directors and officers.

     Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains such a provision.

     Section 145 of the Delaware Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

     The Registrant is presently subject to Section 2115 of the California Corporations Code (the "California Code"), according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Registrant. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors,

(iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstance to appoint counsel to undertake such determination.

     The  Registrant  in its  Certificate  of  Incorporation  has  provided  for indemnification of its officers, directors, employees and other agents substantially identical to that permitted under the Delaware Law. Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. The limitation of liability contained in the Registrant's Certificate of Incorporation and the indemnification provision included in the Registrant's Certificate of Incorporation are consistent with Delaware Law Sections 102(b)(7) and 145. The Registrant has also entered into separate indemnification agreements with its directors and officers that could require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including liabilities that may arise under the Securities Act of 1933. In addition, the Registrant has purchased directors and officers insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7.   Exemption from registration claimed.

     The offer and sale of the restricted securities to be re-offered or re-sold through this registration statement were exempt pursuant to Rule 701 under the Securities Act. These restricted securities were issued pursuant to certain written compensatory benefit plans (or written compensation contracts) and upon the exercise of stock options or warrants issued to employees (including officers) under those plans.

Item 8.    Exhibits.

     See Exhibit Index on page II-5.

Item 9.    Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, as of the 21st day of January, 2000.

                                   NETGATEWAY, INC.



                                   By:/s/ Donald M. Corliss, Jr.
                                      _____________________________
                                      Donald M. Corliss, Jr.
                                      President

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Keith D. Freadhoff, Roy W. Camblin III and Donald M. Corliss, Jr. his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and as of the dates indicated below.

         Signature                                   Title                                       Date

/s/ Keith D. Freadhoff                  Chairman of the Board of Directors                January 21, 2000
------------------------------------
Keith D. Freadhoff

/s/ Roy W. Camblin III                 Chief Executive Officer and Director               January 21, 2000
------------------------------------        (Principal Executive Officer)
Roy W. Camblin III

/s/ Donald M. Corliss, Jr.                    President and Director                      January 21, 2000
------------------------------------
Donald M. Corliss, Jr.

/s/ David Bassett-Parkins              Chief Operating Officer, Chief Financial           January 21, 2000
------------------------------------             Officer and Director
David Bassett-Parkins                (Principal Financial and Accounting Officer)


/s/ Scott Beebe                                     Director                              January 21, 2000
------------------------------------
Scott Beebe

/s/ William Brock                                   Director                              January 21, 2000
------------------------------------
William Brock

/s/ Ronald Spire                                    Director                              January 21, 2000
------------------------------------
Ronald Spire

/s/ John Dillon                                     Director                              January 21, 2000
------------------------------------
John Dillon

                                INDEX TO EXHIBITS

Exhibit
Number            Exhibit                                                                                          Filed (F)
--------          -------------------------------------------------------------

4.1               Netgateway, Inc. 1998 Stock Compensation Program                         (1)

4.2               Netgateway, Inc. 1998 Stock Option Plan for Senior Executives            (2)

4.3               Netgateway, Inc. 1999 Stock Option Plan for Non-Executives                F

4.4               Specimen of Common Stock Certificate                                     (3)

4.5               Specimen of Common Stock Purchase Warrant                                 F

4.6               Letter of Agreement re: Option Agreement Termination, dated
                  October 12, 1999, between Netgateway, Inc. and Keith D. Freadhoff         F

4.7               Letter of Agreement re: Option Agreement Termination, dated
                  October 12, 1999, between Netgateway, Inc. and Donald M. Corliss, Jr.     F

4.8               Letter of Agreement re: Option Agreement Termination, dated
                  October 12, 1999, between Netgateway, Inc. and David Bassett-Parkins      F

4.9               Netgateway, Inc. Stock Grant Agreement, dated as of October 19, 1999,
                  between Netgateway, Inc. and Keith D. Freadhoff                           F

4.10              Netgateway, Inc. Stock Grant Agreement, dated as of  October 19, 1999,
                  between Netgateway, Inc. and Donald M. Corliss, Jr.                       F

4.11              Netgateway, Inc. Stock Grant Agreement, dated as of October 19, 1999,
                  between Netgateway, Inc. and David Bassett-Parkins                        F

5.1               Opinion of Nida & Maloney, LLP                                            F

23.1              Consent of KPMG LLP                                                       F

23.2              Consent of Nida & Maloney, LLP (included in Exhibit 5.1)                  F

24.1              Power of Attorney (see page II-4 of this Registration Statement)
---------------------------

(1)  Incorporated by reference to Exhibit 10.6 to the Registrant's  Registration
     Statement  on  Form  S-1   (Registration  No.  333-79751)  filed  with  the
     Securities and Exchange Commission on June 1, 1999.

(2)  Incorporated by reference to Exhibit 10.7 to the Registrant's  Registration
     Statement  on  Form  S-1   (Registration  No.  333-79751)  filed  with  the
     Securities and Exchange Commission on June 1, 1999.

(3)  Incorporated by reference to Exhibit 4.2 to the  Registrant's  Registration
     Statement  on  Form  S-1   (Registration  No.  333-79751)  filed  with  the
     Securities and Exchange Commission on November 12, 1999.